UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   Form N8-F

              APPLICATION FOR DEREGISTRATION OF CERTAIN REGISTERED
                              INVESTMENT COMPANIES

I. GENERAL IDENTIFYING INFORMATION

1. Reason fund is applying to deregister (check ONLY one; for description, see Instruction 1 above):

     [X]  MERGER

     [ ]  LIQUIDATION

     [ ] ABANDONMENT OF REGISTRATION (Note: Abandonments of Registration answer ONLY questions 1 through 15, 24 and 25 of this form and complete verification at the end of the form.)

     [ ] Election of status as a BUSINESS DEVELOPMENT COMPANY (Note: Business Development Companies answer only questions 1 through 10 of this form and complete verification at the end of the form.)

2.   Name of fund:

     Select  Advisors  Trust  C  (including  the  following  series:  Touchstone
     Emerging Growth Fund C, Touchstone International Equity Fund C, Touchstone Income Opportunity Fund C, Touchstone Value Plus Fund C,
     Touchstone Growth & Income Fund C, Touchstone Bond Fund C and Touchstone Balanced Fund C).

3.   Securities and Exchange Commission File No.:

     File No.: 33-76146
     File No.: 811-8404

4.   Is this an initial Form N-8F or an amendment to a previously  filed Form
     N-8F?

     [X]   Initial Application            [ ]   Amendment

5. Address of Principal Executive Office (include No. and Street, City, State, and Zip Code).

     311 Pike Street
     Cincinnati, OH 45202

6. Name, address and telephone number of individual the Commission staff should contact with any questions regarding this form:

     Cynthia Surprise, Counsel
     Investors Bank & Trust
     200 Clarendon Street
     Boston, MA 02116
     617-204-4652

7. Name, address and telephone number of individual or entity responsible for maintenance and preservation of fund records in accordance with rules 31a-1 and 31a-2 under the Act [17 CFR 270.31a-1, .31a-2]:

     Investors Bank & Trust                  Touchstone Advisors, Inc.
     200 Clarendon Street                    311 Pike Street
     Boston, MA 02116                        Cincinnati, OH 45202
     617-443-6856                            513-361-7948

     NOTE: ONCE DEREGISTERED, A FUND IS STILL REQUIRED TO MAINTAIN AND PRESERVE THE RECORDS DESCRIBED IN RULES 31A-1 AND 31A-2 FOR THE PERIODS
     SPECIFIED  IN THOSE RULES.

8.   Classification of fund (check only one):

     [X]     Management company;
     [ ]     Unit investment trust; or
     [ ]     Face-amount certificate company.

9.   Subclassification if the fund is a management company (check only one):

     [X]    Open-end                [ ]     Closed-end

10. State law under which the fund was organized or formed (e.g., Delaware, Massachusetts):

     Massachusetts

11. Provide the name and address of each investment adviser of the fund (including sub-advisers) during the last five years, even if the fund's contracts with those advisers have been terminated:

     INVESTMENT ADVISOR         Touchstone Advisors, Inc.
                                311 Pike Street
                                Cincinnati, OH 45202

     SUB-ADVISORS

     Touchstone Bond Fund C  and                Fort Washington Investment Advisors, Inc.
     Touchstone Value Plus Fund C               550 East 4th Street
                                                Cincinnati, OH 45202

     Touchstone Municipal Bond Fund C           Neuberger & Berman
                                                605 Third Avenue
                                                New York, NY 10158-3698

     Touchstone Growth & Income Fund C          Scudder Kemper Investments, Inc.
                                                345 Park Avenue
                                                New York, NY 10154

                                                Fort Washington Investment Advisors, Inc.
                                                550 East Fourth Street
                                                Cincinnati, OH 45202

     Touchstone Balanced Fund C                 OpCap Advisors
                                                Oppenheimer Tower
                                                One World Financial Center
                                                New York, NY 10281

                                                Harbor Capital Management Company, Inc.
                                                125 High Street, 26th Floor
                                                Boston, MA 02110

                                                Morgan Grenfell Capital Management, Inc.
                                                885 Third Avenue
                                                New York, NY 10022

     Touchstone Income Opportunity Fund C       Alliance Capital Management Corp., L.P.
                                                1345 Avenue of the Americas
                                                New York, NY 10154

     Touchstone International Equity Fund C     BEA Associates
                                                153 East 53rd Street
                                                New York, NY 10022


     Touchstone Emerging Growth Fund C          David L. Babson and Company, Inc.
                                                One Memorial Drive
                                                Cambridge, MA 02142-1300

                                                Westfield Capital Management Company, Inc.
                                                One Financial Center
                                                Boston, MA 02111

12. Provide the name and address of each principal underwriter of the fund during the last five years, even if the fund's contracts with those underwriters have been terminated:

     Touchstone Securities, Inc.
     311 Pike Street
     Cincinnati, OH 45202

13.  If the fund is a unit investment trust ("UIT") provide: N/A

     (a)     Depositor's name(s) and address(es): N/A

     (b)     Trustee's name(s) and address(es): N/A

14. Is there a UIT registered under the Act that served as a vehicle for investment in the fund (e.g., an insurance company separate account)?

     [ ]     Yes             [X]     No

     If Yes, for each UIT state:

     Name(s):

     File No.:

     Business Address:

15. (a) Did the fund obtain approval from the board of directors concerning the decision to engage in a Merger, Liquidation or Abandonment of Registration?

         [X]     Yes             [ ]     No

         If Yes, state the date on which the board vote took place:

         June 18, 1998

         If No, explain:

     (b) Did the fund obtain approval from the shareholders concerning the decision to engage in a Merger, Liquidation or Abandonment of Registration?

         [X]     Yes             [ ]     No

         If Yes, state the date on which the shareholder vote took place:

         October 29, 1998

         If No, explain:

II. DISTRIBUTION TO SHAREHOLDERS

16. Has the fund distributed any assets to its shareholders in connection with the Merger or Liquidation?

    [X]     Yes             [ ]     No

    (a)  If Yes, list the date(s) on which the fund made those distributions:

         December 31, 1998

    (b)  Were the distributions made on the basis of net assets?

         [X]     Yes             [ ]     No

    (c)  Were the distributions made PRO RATA based on share ownership?

         [X]     Yes             [ ]     No

    (d) If No to (b) or (c) above, describe the method of distributions to shareholders. For Mergers, provide the exchange ratio(s) used and explain how it was calculated:

    (e) LIQUIDATIONS ONLY:
        Were any distributions to shareholders made in kind?

        [ ]     Yes             [X ]     No

        If Yes, indicate the percentage of fund shares owned by affiliates, or any other affiliation of shareholders:

17. CLOSED-END FUNDS ONLY:
    Has the fund issued senior securities?

    [ ]     Yes             [ ]     No

    If Yes, describe the method of calculating payments to senior security holders and distributions to other shareholders:

18. Has the fund distributed ALL of its assets to the fund's shareholders?

    [X]     Yes             [ ]     No

    If No,

    (a) How many shareholders does the fund have as of the date this form is filed? Zero

    (b) Describe the relationship of each remaining shareholder to the fund:

19. Are there any shareholders who have not yet received distributions in complete liquidation of their interests?

    [ ]     Yes             [X]     No

     If Yes, describe briefly the plans (if any) for distributing to, or preserving the interests of, those shareholders:

III. ASSETS AND LIABILITIES

20. Does the fund have any assets as of the date this form is filed?

    [ ]     Yes             [X]     No

    If Yes,

    (a) Describe the type and amount of each asset retained by the fund as of the date this form is filed:

    (b)  Why has the fund retained the remaining assets?

    (c)  Will the remaining assets be invested in securities?

         [ ]     Yes             [ ]     No

21. Does  the  fund  have  any  outstanding   debts  (other  than   face-amount
    certificates if the fund is a face-amount certificate company) or any other liabilities?

    [ ]     Yes             [X]     No

    If Yes,

    (a)  Describe the type and amount of each debt or other liability:

    (b) How does the fund intend to pay these outstanding debts or other liabilities?

IV. INFORMATION ABOUT EVENT(S) LEADING TO REQUEST FOR DEREGISTRATION

22. (a) List the expenses incurred in connection with the Merger or Liquidation:

    (i)  Legal expenses:       $190,346.00 (Total expenses of all entities)

    (ii) Accounting expenses:  $16,300.00 (Total expenses of all entities)

    (iii)  Other expenses (list and identify separately):  $11,913.37 (Proxy)

    (iv)  Total expenses (sum of lines (i)-(iii) above):      $218,559.37

    (b) How were those expenses allocated?

        Touchstone Advisors, Inc., paid all expenses listed in 22(a) above.

    (c) Who paid those expenses?

        Touchstone Advisors, Inc., paid all expenses listed in 22(a) above.

    (d) How did the fund pay for unamortized expenses (if any)?

        Touchstone Advisors, Inc., paid all the unamortized expenses of the fund.

23. Has the fund previously filed an application for an order of the Commission regarding the Merger or Liquidation?

     [ ]     Yes             [X]     No

     If Yes, cite the release numbers of the Commission's notice and order or, if no notice or order has been issued, the file number and date the application was filed:

V. CONCLUSION OF FUND BUSINESS

24. Is the fund a party to any litigation or administrative proceeding?

    [ ]     Yes             [X]     No

    If Yes, describe the nature of any litigation or proceeding and the position taken by the fund in that litigation:

25. Is the fund now engaged, or intending to engage, in any business activities other than those necessary for winding up its affairs?

    [ ]     Yes             [ X]     No

    If Yes, describe the nature and extent of those activities:

VI.   MERGERS ONLY

26. (a) State the name of the fund surviving the Merger:

     Touchstone Series Trust (formerly known as Select Advisors Trust A)

     (b) State the Investment Company Act file number of the fund surviving the Merger:

     File No.  811-8380

     (c) If the merger or reorganization agreement has been filed with the Commission, state the file number(s), form type used and date the agreement was filed:

     The Applicant's Plan of Reorganization and Liquidation was filed on form N-14 with the Securities and Exchange Commission on August 5, 1998 (File No. 333-60705).

     (d) If the merger or reorganization agreement has NOT been filed with the Commission, provide a copy of the agreement as an exhibit to this form.

                                  VERIFICATION

The undersigned states that (i) she has executed this Form N-8F application for an order under Section 8(f) of the Investment Company Act of 1940 on behalf of Select Advisors Trust C (the "Fund"), (ii) she is the President of the Fund, and
(iii) all actions by shareholders, directors, and any other body necessary to authorize the undersigned to execute and file this Form N-8F application have been taken. The undersigned also states that the facts set forth in this Form N-8F application are true to the best of his or her knowledge, information and belief.


                                                /s/ Jill McGruder
                                                -----------------
                                                Jill McGruder